UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

LNB BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

November 15, 2007
Dear Fellow Shareholders:
          As you may already know, a short-term opportunistic shareholder, AMG, has announced its intention to launch a costly and disruptive consent solicitation to call a special shareholder meeting to replace the board of directors. We will be mailing our revocation solicitation and BLUE revocation card to you shortly opposing AMG’s proposals and we urge all shareholders to ignore AMG’s solicitation and discard any materials you may receive from them.
WHO IS BEHIND AMG AND WHAT KIND OF SHAREHOLDERS ARE THEY?
          We believe that AMG and its principals, Richard M. Osborne and Steven A. Calabrese, are interested in their own financial gains and have no concern for the interests of their fellow shareholders. Don’t take our word for it; listen to what Mr. Osborne told Crain’s Cleveland Business reporter Christopher Serres in May 1999:
“My basic assumption is that what serves my best interests serves the best interests of shareholders...”
          Mr. Osborne has a history of taking substantial equity positions in companies he thinks are vulnerable, in order to pressure those companies into a sale. AMG’s principals haven’t told you that’s what their game is, though. Instead, they talk around the issue by saying that they “believe it is imperative for management and the board of director to take immediate steps to maximize shareholder value.” What do you suppose they mean by that? Mr. Osborne’s history says that they mean that LNB Bancorp, Inc. (“LNB”) should be sold.
          A sale of LNB when it is just beginning to realize the benefits of various strategic initiatives designed to improve its growth prospects and improve its profitability may well serve the interests of Mr. Osborne and Mr. Calabrese, but we don’t think it is in the best interest of LNB’s shareholders.
          In its solicitation, AMG expresses concern with LNB’s performance over the past several years, but AMG fails to disclose that it did not become a significant shareholder of LNB until the second quarter of 2007. While AMG does disclose its individual purchases over the past two years, it does not tell you that it owned no LNB stock until late in the first quarter of 2007.
457 Broadway • Lorain • Ohio 44052 • (440) 244-6000 • www.4LNB.com

          You must ask yourself, if AMG’s principals were concerned about the Company’s performance over the last few years why would they seek to become an investor? It is clear that AMG is not a long-term shareholder, and has little regard for the importance of community banking in this area or an appreciation for the continuing economic conditions in the area.
AMG and its principals are simply seeking control to force a sale of LNB and a quick return on their investment. Your Board believes in the future of your bank and the importance of community banking in northeast Ohio, and believes that your company should not be a victim of AMG’s get-rich-quick scheme.
HAVEN’T WE HEARD FROM THESE GUYS BEFORE?
          Indeed we have. Your Company has had prior experience with Mr. Osborne. In the late 1990’s he accumulated shares in LNB through a fund he owned called the Turkey Vulture Fund. At that time he was also critical of LNB and its operations and tried to force a sale of LNB. You didn’t buy what he was selling then, and you shouldn’t buy it now.
          When an investor makes a quick and sizable investment in a company and subsequently enters into a proxy battle over business practices, it is important to know something about the background of the investor. You should be aware that Mr. Osborne and Mr. Calabrese held, according to a proxy statement dated March 17, 2003, a 26.3% ownership interest in GLB Bancorp, Inc. (“GLB”) which stopped filing reports with the SEC in 2003 and was subsequently sold. Mr. Osborne served as Vice Chairman and, after his father resigned, as that company’s Chairman of the Board.
          Mr. Osborne and Mr. Calabrese want to call a special meeting so that they can replace most of your Board of Directors with their hand-picked nominees. They promise to replace them with “individuals with significant banking experience who are sensitive to shareholder concerns.” That’s an interesting promise, particularly in light of Mr. Osborne’s track record in managing a financial institution.
          In 1999, GLB Bancorp tried to acquire Maple Leaf Financial, Inc. Remarkably, the Ohio Division of Financial Institutions denied GLB’s application to acquire Maple Leaf Financial, Inc. due to, among other things, concerns about the management structure, earnings performance, risk identification system and loan review process of GLB Bancorp’s subsidiary, Great Lakes Bank. According to Mark Davis, director of research at Banc Stock Group Inc., who was quoted in an article written by Christopher Serres and published in the June 29, 1999 edition of Crain’s Cleveland Business, the Division of Financial Institutions’ decision to deny approval of that acquisition was “not just rare, it’s exceptionally rare.”
          Mr. Osborne’s bank was so poorly run that a state regulator took the astonishing step of denying its application to acquire another bank based largely on concerns about the way his bank was managed.

          AMG now wants you to let Mr. Osborne and his co-investor select a new board to run your bank. We don’t think that’s a good idea. Do you?
AMG’s ALLEGED CONCERNS ABOUT LNB
          Loans to Related Parties
          AMG’s solicitation says that its principals are concerned about the relatively large amount of loans that LNB has outstanding to its officers and directors and their affiliates. They cite loans to related parties of almost $25 million, representing nearly 4% of the LNB’s net loan portfolio at year-end 2006. With no further discussion about the risks of this activity, they state “We believe that this loan exposure to insiders is unusual for similarly situated banks.”
          This level of loans to related parties is indeed higher than banks of similar size but reflects LNB’s commitment to meeting the lending needs of the market and this includes the successful local business people who the shareholders have elected to serve on LNB’s board. It should also be noted that the level of such loans has declined from about 6% of total loans at December 31, 2002. LNB monitors and manages concentrations and makes no underwriting concessions to related parties.
          It would seem reasonable to expect that if Mr. Osborne is truly concerned about the level of related party loans, his history should also reflect a sensitivity to this issue. In fact AMG omits any discussion of lending practices at GLB. According to public documents, the FDIC imposed non-standard conditions as part of its June 14, 1994 approval of the succession of Great Lakes Bank to the business of Great Lakes Commerce Bank. Among other restrictions, the FDIC’s non-standard conditions prohibited Great Lakes Bank from extending direct or indirect credit representing more than 25% of tier 1 capital to Mr. Osborne, his father, all other Osborne family members, or to any financial interest of an Osborne family member.
          In light of this track record, is AMG really concerned about the level of insider loans at LNB? We’re skeptical — and we think you should be skeptical too.
          Board Size
          AMG says in its solicitation statement that the LNB Board has 13 members, and states that “[w]e believe that to operate effectively and efficiently the size of LNB’s board must be reduced to reflect the size of the company.” The Solicitation Statement goes on to indicate AMG’s intention to ask shareholders to, among other things, reduce the size of the board to a maximum of nine directors.
          At September 30, 2007, LNB had approximately $1 billion in total assets. At December 31, 2002, according to the GLB Proxy Statement, GLB Bancorp had total assets of less than $200 million. Nevertheless, the board of directors at GLB consisted of 11 persons. LNB submits that the fact that GLB, a much smaller bank holding company controlled by Mr. Osborne and his family, saw fit to operate with an 11 member board calls into question the credibility of AMG’s alleged “concern” about the size of LNB’s board.

          In light of this track record, is AMG really concerned about the size of the Board at LNB? We’re skeptical — and we think you should be skeptical too.
LNB PERFORMANCE AND ITS STRATEGY FOR THE FUTURE
          AMG’s proxy would have you believe that changing board members, the size of the board and reducing or eliminating loans to related parties are key to changing the future prospects of LNB. The facts are that the board membership has changed in recent years with five new directors since 2001 and a reduction in the number of board members during that period from 15 to 13. In 2001 the Board had five (5) non-independent directors, which included two former CEO’s of LNB and the current CEO. Today it has (3) non-independent directors.
          While LNB encourages business relationships with its directors, recent board selections have been consistent with the skill sets needed to fulfill the various committee roles. The related party loan relationships that we disclose every quarter are done in the normal course of business. These same directors not only borrow from LNB, but refer many possible banking relationships to the bank and are critical to our future growth.
          As for future financial performance of LNB here is the real story. We believe that amid extremely challenging economic conditions, the prospects for the Company’s business are improving and the growth initiatives that have been undertaken are working. Over the last couple of years the Company has been pursuing a strategy to better position itself for future loan and deposit growth. Recognizing the somewhat limited long-term growth prospects for its historical market the Company has undertaken a variety of long-term initiatives. This is not to say that the Company has abandoned this market; quite the contrary, its market share in Lorain County as measured by the FDIC as of June 30, 2007 improved to 19.49% from 18.96%. This ranks second in the county. However to grow at a pace that will restore profitability to appropriate levels the Company needed to make investments in areas that provide better growth prospects. These investments in people, technology and facilities over the past 18 months are now largely complete.
          The Company’s new banking offices in Elyria and North Ridgeville have meet expectations with good core deposit and loan growth. The new Elyria office has nearly $3 million in loans and $9 million in deposits since opening in January 2007. The North Ridgeville office has been open for about a year, and has about $7 million of loans and $7 million in deposits. These two offices are positioned in areas that have the best loan and deposit growth prospects in Lorain County.
          The Company has also been investing in markets beyond Lorain County. This includes a business development office in Independence, Ohio in Cuyahoga County. This has produced approximately $32 million in commercial production in the first nine months of 2007. In addition this office has treasury management product offerings that have opened a segment of the business and public fund deposit markets not previously available to the Company. In addition, the Company relocated its Westlake loan production office to a more visible location in Avon, Ohio. This office specializes in commercial real estate and had loan production of $24 million through the first nine months of 2007.

          As you are certainly aware, the Company made its first bank acquisition in many years with the acquisition of Morgan Bank in the second quarter. The merger has helped broaden the Company’s market and provides a strong base of accounts and the potential for solid growth in all balance sheet components. The integration is on schedule with all anticipated expense savings expected to be recognized with the final data conversion in December. With the addition of Morgan Bank, the Company surpassed $1 billion in total assets for the first time in its history. We are optimistic about Morgan Bank, which serves a high-growth, affluent market in Summit County. We have successfully introduced a number of new products and services in that market.
          For anyone living in northeast Ohio, the weak state of the regional economy is not news. The Company has been struggling with the impact of this on credit quality since 2004. While the final resolution of these issues is still somewhat in the future, our situation is not unique, as most banks in this area are recognizing much larger losses and credit quality issues in 2007.
          We have seen progress in asset quality in the third quarter. This is the result of changes in management, underwriting and focus. The Company’s asset quality issues have been primarily with long-term commercial loan customers in its core market. While many other banking companies are struggling with sub-prime mortgage loan issues, the Company’s mortgage loan business has made positive contributions to the Company’s results in 2007.
          The changes over the last two years have been expensive but necessary if we are to achieve our objectives of building market share in Lorain County, growing commercial relationships in surrounding communities, and leveraging our expense base by growing fee based income. Achieving these objectives and becoming a community bank of scale is a difficult task. While we are confident that we can compete in our markets, the task of reshaping LNB has been made more difficult by economic conditions specific to Lorain County and more recently by the deteriorating northeast Ohio economy. The management and Board have a great deal of confidence in the LNB’s long-term strategy, and we are particularly impressed with recent positive signs of genuine progress.
          The Board and management firmly believe that the Company can remain a strong community bank of scale in Northeast Ohio, and that by doing so, it can significantly enhance shareholder value over the long-term.
Recommendation of the Company’s Board of Directors
          The Board has carefully considered the AMG Solicitation and the potential effects of holding the Special Meeting to consider and vote upon AMG’s proposals. The Board, after consultation with its senior management and legal advisors, reached the conclusion that the AMG Solicitation is not in the best interests of the shareholders, and urges shareholders to oppose the AMG Solicitation.
          The Board does not believe that issues such as Board representation, composition and accountability to shareholders should be addressed at a special meeting demanded by a shareholder with short-term interests, such as AMG. Rather, the Board strongly believes that the more prudent course of action is for the Board to build on the progress of the Company’s long-term strategy. The Board believes that the eighteen percent (18%) increase in net income for the Company in its most recent third quarter compared to the same period a year ago is strong evidence that the Company is making genuine progress toward its goals.
          In addition, the Board believes that calling the Special Meeting for the purpose of electing nominees picked by AMG is likely to result in uncertainty and instability that could create greater risks for the Company and its Shareholders going forward. AMG has offered no indication whether any of its purported director nominees have any experience or insight whatsoever that might assist the Company in reaching its goals, nor has it explained to the Company or its Shareholders what improvements AMG would propose to make to the Company’s business that could possibly justify the tremendous disruption that calling a Special Meeting will entail. The uncertainty and instability that could be created through AMG’s actions would be particularly exacerbated during a period of significant economic turmoil and tremendous uncertainty, such as the financial markets are experiencing today.
          The Board has determined that the AMG Solicitation is contrary to the best interests of the Company and the Shareholders, and vigorously opposes the solicitation of Request Cards by AMG. Accordingly, the Board recommends that you not sign any WHITE Request Card sent to you by AMG. We will be mailing you a BLUE Revocation Card in the next few weeks. Whether or not you have previously executed a WHITE Request Card, the Board urges you to sign, date and deliver the BLUE Revocation Card, as soon as possible after you receive it. If you have any questions or need additional information about this matter please feel free to call us personally. You may also contact Mackenzie Partners, Inc. toll-free at (800) 322-2885.
          Your Board and management thank you for your continued support.
Yours very truly,

James R. Herrick	Daniel E. Klimas
Chairman of the Board	President and CEO
(440) 244-6000	(440) 244-7314

Certain Information Regarding Participants
This document may be deemed to be solicitation material. LNB Bancorp, Inc. has filed a preliminary Revocation Solicitation Statement with the SEC in opposition to AMG’s solicitation of agent designations. LNB SHAREHOLDERS ARE ENCOURAGED TO READ THE DEFINITIVE REVOCATION SOLICITATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The definitive Revocation Solicitation Statement will be mailed to shareholders of LNB Bancorp, Inc. Investors and security holders will be able to obtain the definitive Revocation Solicitation Statement and any other relevant documents filed with the SEC free of charge at the SEC’s website, www.sec.gov, or LNB’s website, www.4lnb.com.
LNB and its directors and executive officers and other members of management and employees may be deemed to participate in the solicitation of revocations. Information regarding the interests of such potential participants will be included in the Revocation Solicitation Statement and the other relevant documents filed with the SEC when they become available.
LNB has neither sought nor obtained the consent of any author or publication for the use of the previously published material as proxy soliciting material.
About LNB Bancorp, Inc.
LNB Bancorp, Inc. is a $1.0 billion financial holding company. Its major subsidiary, The Lorain National Bank, is a full-service commercial bank, specializing in commercial, personal banking services, residential mortgage lending and investment and trust services. The Lorain National Bank serves customers through 22 retail-banking locations and 29 ATMs in Lorain, eastern Erie, western Cuyahoga and Summit counties. North Coast Community Development Corporation is a wholly owned subsidiary of The Lorain National Bank. Brokerage services are provided by the bank through an agreement with Investment Centers of America. For more information about LNB Bancorp, Inc., and its related products and services or to view its filings with the Securities and Exchange Commission, visit us at http://www.4lnb.com.
This document contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “plan,” “intend,” “expect,” “continue,” “believe,” “anticipate” and “seek,” as well as similar expressions, are forward-looking in nature. Actual results and events may differ materially from those expressed or anticipated as a result of risks and uncertainties which include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which LNB Bancorp, Inc. conducts its operations, as well as the risks and uncertainties described from time to time in LNB Bancorp’s reports as filed with the Securities and Exchange Commission. We undertake no obligation to review or update any forward-looking statements, whether as a result of new information, future events or otherwise.